UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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GUESS?, INC.
(Name of Registrant as Specified in Its Charter)

LEGION PARTNERS HOLDINGS, LLC

LEGION PARTNERS, L.P. I

LEGION PARTNERS, L.P. II

LEGION PARTNERS SPECIAL OPPORTUNITIES, L.P. XVIII

LEGION PARTNERS, LLC

LEGION PARTNERS ASSET MANAGEMENT, LLC

CHRISTOPHER S. KIPER

RAYMOND T. WHITE

GRETCHEN E. CARLSON

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Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), together with the other participants named herein (collectively, “Legion”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the election of certain director candidates nominated by Guess?, Inc., a Delaware corporation (the “Company”) for election at the Company’s 2022 annual meeting of shareholders.

Item 1: On April 14, 2022, Legion issued the following press release:

ISS Recommends Guess Shareholders WITHHOLD Their Votes on Paul Marciano and Maurice Marciano on the BLUE Proxy Card

Calls the Company’s 2018 Investigation into Allegations against Paul Marciano “Troublingly Inadequate in Design, Transparency, and Result Achieved”

Highlights “Credible Risk to the Guess Brand Posed by Paul Marciano's Continued Involvement with the Company”

Legion Urges Shareholders to Follow ISS’s Recommendation and Vote to Eliminate the Existential Risk Posed to Guess by the Marciano Brothers’ Continued Presence in Leadership Roles

LOS ANGELES – April 14, 2022 – Legion Partners Asset Management, LLC, together with its affiliates (collectively, “we” or “Legion Partners”), a significant shareholder of Guess?, Inc. (“Guess”, or the “Company”) (NYSE: GES), today announced that leading proxy advisory firm Institutional Shareholder Services (“ISS”) has recommended that shareholders use the BLUE proxy card to WITHHOLD their votes on the reelection of Paul Marciano and Maurice Marciano to the Guess Board of Directors (the “Board”) at the upcoming 2022 Annual Meeting of Shareholders (the “Annual Meeting”).

In its report, ISS comments on the Board’s failure to adequately respond to the numerous allegations of sexual harassment against Paul Marciano dating back decades – and Maurice Marciano’s enabling influence that has protected his brother’s position.

Summing up the case for the Marciano brothers’ removal, ISS writes:1

•	“[T]here is a credible risk to the Guess brand posed by Paul Marciano's continued involvement with the company, and the board has been unable to separate him from the company despite a growing chorus of public allegations of sexual misconduct.”

•	“As removal of the Marcianos appears to be the only course available to begin a clean break in this long and sordid thread in the company's history, shareholders should withhold support for both Paul and Maurice Marciano by voting on the dissident card.”

ISS sharply criticizes the 2018 investigation, led by a Special Committee of the Guess Board composed of two male directors with long tenures, into Paul Marciano’s alleged sexual abuse – which has served as the crux of the Company’s defense throughout this campaign. ISS also takes the step of recommending only “cautionary” support for the re-election of Anthony Chidoni, who served on that Committee:

•	“The company's 2018 investigation was troublingly inadequate in design, transparency, and result achieved. The brand and reputation of the company do not appear to have been an emphasis of the inquiry.”

1 Permission to quote from the ISS report was neither sought nor received. Emphases added.

•	“The special committee's oversight of an ongoing investigation into allegations against Paul Marciano suffered a lack of transparency from the start.”

•	“Given the nature of the allegations, it is hard to understand why the board did not consider gender among its criteria for membership on the special committee.”

•	“The board has praised the thoroughness of the investigation report…It is difficult to understand why the company has released so little information, then in this contest praises the comprehensiveness and accuracy of the non-public information that it possesses.”

•	“The measures enacted to prevent future sexual misconduct, or allegations thereof, by Paul Marciano, were seemingly ineffective; allegations of post-2018 sexual misconduct emerged in early 2021 in the form of several lawsuits.”

•	“[S]hareholders that find the committee's oversight of the 2018 investigation troubling may wish to consider also withholding support for Chidoni.”

ISS also critiques the Company’s conduct during this proxy campaign:

•	“In this campaign, the board has stated that it acted on the substantial fact base from the 2018 investigation, that its demand review committee is pursuing the facts of post-2018 allegations, and that the dissident should not rush to prosecute its campaign without all of the facts at its disposal. This may strike some shareholders as disingenuous.”

•	“The board has at all times a responsibility to understand its executives' actions without an external body forcing it to do so. Counseling the dissident to let the litigation demand committee process first run its course when the company has moved up its customary annual meeting date by two months is even more difficult to reconcile with logic.”

•	“The company did not file its definitive proxy until April 6, giving shareholders a very short window in which to consider the numerous issues raised by Legion's Vote No campaign and cast their votes.”

ISS disagrees with Guess’s argument that Paul Marciano’s continued presence on the Board and as Chief Creative Officer is necessary for the Company’s success, and takes the Board to task for failed oversight:

•	“[T]he company's claim that Paul Marciano was asked to stay on to assist with the CEO transition begs the question of why, three years after Alberini's appointment, Marciano's continued presence remains necessary.”

•	“[T]he board does not appear to have a clear succession plan for the chief creative officer role, despite Paul Marciano holding the position more than 40 years after co-founding the company.”

•	“A board unable to monitor and control the actions of its senior executives, even if such executives are founders and large shareholders, has fallen short of its oversight responsibilities. The dissident's case for change at Guess is compelling.”

•	“That board members who spoke to ISS did not remember which director first proposed that Paul stay reveals a depth of support for Paul that seems to transcend the most serious allegations against him. Shareholders may have trouble separating the influence of the brothers and co-founders on the board's actions and find that the prudent course of action is to withhold support for both Marcianos on the dissident's single agenda item.”

Finally, ISS agrees with other issues Legion has raised around executive compensation:

•	“There are concerns regarding large incentive target opportunities, pay quantum and equity award design. These issues underscore the quantitative pay-for-performance misalignment for the year in review.”

Legion Managing Directors Chris Kiper and Ted White said, “We are pleased that ISS has recognized that the Marciano brothers’ continued presence on the Guess Board poses an unacceptable risk to the Company’s brand, reputation and valuation. Ultimately, an alleged sexual predator such as Paul Marciano, and his brother who has covered for him over the years, cannot be allowed to remain in their positions. In our view, once Paul and Maurice Marciano are removed from the Board, Guess will be able to better focus on executing its strategy – led by CEO Carlos Alberini – and deliver greater value for shareholders. Guess must be free of the severe overhang from the Marcianos’ continued presence and have a clear runway to succeed going forward.”

Shareholders can find additional information at www.ABetterGuess.com.

Legion urges shareholders to support its efforts by signing, dating and returning the enclosed BLUE proxy card today to WITHHOLD their vote on the re-election of Paul and Maurice Marciano.

If shareholders have already voted for the Company’s nominees, they have every right to change their vote by signing, dating and returning a later dated BLUE proxy card or by voting in person at the Annual Meeting.

If shareholders have any questions, require assistance in voting the BLUE proxy card or need additional copies of our proxy materials, please contact:

Saratoga Proxy Consulting LLC

520 8th Avenue, 14th Floor

New York, NY 10018

(212) 257-1311

Shareholders call toll-free at (888) 368-0379

Email: info@saratogaproxy.com

About Legion Partners

Legion Partners is a value-oriented investment manager based in Los Angeles, with a satellite office in Sacramento, CA. Legion Partners seeks to invest in high-quality businesses that are temporarily trading at a discount, utilizing deep fundamental research and long-term shareholder engagement. Legion Partners manages a concentrated portfolio of North American small-cap equities on behalf of some of the world’s largest institutional and HNW investors.

Investor Contact:

John Ferguson / Joe Mills

Saratoga Proxy Consulting

(212) 257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

Media Contact:

Longacre Square Partners

Dan Zacchei / Joe Germani

dzacchei@longacresquare.com / jgermani@longacresquare.com

Item 2: Also on April 14, 2022, Legion posted the following materials to www.ABetterGuess.com/: